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Exhibit 11

INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

Computation of Earnings (Loss) Per Common Share

(dollars in thousands, except per share amounts)

	Years Ended
	March 2, 2002	March 3, 2001	February 29, 2000	February 28, 1999	February 28, 1998
Average shares of common stock outstanding	18,850,940	18,739,064	18,751,826	18,758,621	18,385,262
Dilutive potential common shares	244,648	134,846	34,246	144,722	233,791

Total adjusted average shares	19,095,588	18,873,910	18,786,072	18,903,343	18,619,053

Earnings from continuing operations	$9,645	$21,175	$24,695	$6,832	$24,674
Loss from discontinued operations	—	—	(19,560)	(138,702)	(4,650)

Earnings (loss) before extraordinary item	9,645	21,175	5,135	(131,870)	20,024
Extraordinary loss on early extinguishment of debt, net of tax	(454)	—	—	—	—

Net earnings (loss) applicable to common stock	$9,191	$21,175	$5,135	$(131,870)	$20,024

Basic earnings (loss) per share:
Continuing operations	$0.51	$1.13	$1.32	$0.36	$1.34
Discontinued operations	—	—	(1.05)	(7.39)	(0.25)
Extraordinary item	(0.02)	—	—	—	—

Total	$0.49	$1.13	$0.27	$(7.03)	$1.09

Diluted earnings (loss) per share:
Continuing operations	$0.50	$1.12	$1.31	$0.36	$1.33
Discontinued operations	—	—	(1.04)	(7.34)	(0.25)
Extraordinary item	(0.02)	—	—	—	—

Total	$0.48	$1.12	$0.27	$(6.98)	$1.08

        Basic earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of shares of common stock outstanding during the year.

        Diluted earnings per share are computed similar to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the year.

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  Exhibit 11